February 2011 Pricing Sheet dated February 24, 2011 relating to Free Writing Prospectus dated January 27, 2011 Registration Statement No. 333-158385 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due March 26, 2012
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – February 22, 2011
Issuer:		HSBC USA Inc.
Maturity date:		March 26, 2012, subject to adjustment as described in the accompanying underlying supplement no. 3
Underlying index:		S&P 500® Index
Aggregate principal amount:		$24,394,070
Payment at maturity:

•  If the final index value is greater than the initial index value:
               $10 + the leveraged upside payment
               In no event will the payment at maturity exceed the maximum payment at maturity.

•  If the final index value is less than or equal to the initial index value:
               ($10 x the index performance factor)
               This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:		$10 x leverage factor x index percent increase
Leverage factor:		300%
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,315.44, which was the index closing value on the pricing date as determined by the calculation agent
Final index value:		The index closing value on the valuation date as determined by the calculation agent
Valuation date:		March 21, 2012, subject to adjustment as described in the accompanying underlying supplement no. 3
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.275 per PLUS (112.75% of the stated principal amount)
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:		February 22, 2011
Original issue date:		February 25, 2011 (3 business days after the pricing date)
CUSIP:		40432R245
ISIN:		US40432R2452
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated January 27, 2011.
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$24,394,070	$487,881.40	$23,906,188.60
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” on page 5 of the accompanying free writing prospectus for further details about the applicable price to public and fees and commissions.

(2)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each PLUS they sell.  See “Supplemental plan of distribution (conflicts of interest).”

You should read this document together with the free writing prospectus describing the offering and the related underlying supplement no. 3, product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The free writing prospectus at: http://sec.gov/Archives/edgar/data/83246/000114420410057516/v200928_fwp.pdf
The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm
The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.
HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 3) with the SEC for the offering to which this document relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement and underlying supplement no. 3 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement no. 3 if you request them by calling toll-free 1-866-811-8049.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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